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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITOR


We consent to the reference to our firm under the captions "Experts" and "Selected Financial Data" and to the use of our report dated November 7, 1997 (except Note 14, as to which the date is January 28, 1998), in the Registration Statement Form S-1 and related Prospectus (the Registration Statement) of Hawker Pacific Aerospace for the registration of 2,766,667 shares of its Common Stock.


Our audit also included the financial statement schedule of Hawker Pacific Aerospace listed in Item 16(b). The schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                          ERNST & YOUNG LLP


Woodland Hills, CA
January 28, 1998